UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 25, 2020

John Bean Technologies Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-34036	91-1650317
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

70 West Madison Street

Chicago, Illinois 60602

(Address of Principal executive offices, including Zip Code)

(312) 861-5900

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	JBT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act	☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 25, 2020, in connection with his separation from the Company, which was announced on September 24, 2020, John Bean Technologies Corporation (the “Company”) and Thomas W. Giacomini entered into a Confidential Transition, Separation and General Release Agreement (the “Giacomini Agreement”). Pursuant to the Giacomini Agreement, Mr. Giacomini will receive a lump sum separation payment equal to $5,200,149, plus the value of 13,395 shares of the Company’s common stock based on a per share value equal to the closing price of the common stock on October 1, 2020 (the “Separation Date”). This separation payment is contingent upon Mr. Giacomini’s execution and non-revocation of the Giacomini Agreement and a supplemental release reaffirming his release and waiver of claims as set forth in the Giacomini Agreement on the Separation Date. The parties agreed that the Giacomini Agreement will not negatively impact Mr. Giacomini’s entitlement to benefits accrued under the Company’s employee benefit plans, all of which will be payable in accordance with the terms of the respective plans. Mr. Giacomini agreed that upon receiving the separation payment, he will not be entitled to any additional payments or benefits from the Company, and that all of his unvested LTIP awards will terminate on the Separation Date. Pursuant to the Giacomini Agreement, Mr. Giacomini released, waived and discharged the Company, its subsidiaries and affiliates and all of their respective agents, employees, officers, directors, shareholders, successors and assigns from any and all actions, demands, obligations, agreements or proceedings of any kind, whether known or unknown, at this time, arising out of, or connected with, Mr. Giacomini’s employment with the Company, his separation from the Company and/or the end of his employment. Mr. Giacomini will have seven days from the date of the signing of the Giacomini Agreement and the supplemental release to revoke the same. Mr. Giacomini acknowledged and agreed that he will remain bound by, and the separation payment will be made subject to, Section 6 of his employment agreement, dated as of September 20, 2019, with the Company, and the Confidential Information, Non-Competition, Non-Solicitation and Inventions Agreement (the “Restrictive Covenant Agreement”) executed pursuant thereto, and reaffirmed the Restricted Covenant Agreement.

A copy of the Giacomini Agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K. The foregoing summary is qualified in its entirety by reference to the terms and provisions of the Giacomini Agreement.

In connection with Matt Meister’s appointment as Interim Chief Financial Officer, Mr. Meister’s bi-weekly salary was increased to an annual rate of $425,000 effective September 24, 2020, to continue for the period he serves in the role of Interim Chief Financial Officer. Mr. Meister’s target percentage for the annual MIP incentive will remain at 40%. However, the board of directors will take into account his performance and the length of time he serves in this role when determining his 2020 MIP payout in February of 2021. The Board will also factor in these considerations when determining Mr. Meister’s February 2021 LTIP award. A copy of the letter describing the changes to Mr. Meister’s compensation is attached as Exhibit 10.2 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1	Confidential Transition, Separation and General Release Agreement, dated as of September 25, 2020, between John Bean Technologies Corporation and Thomas W. Giacomini.

10.2	Letter to Matt Meister, dated September 25, 2020, regarding change in compensation.

104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

John Bean Technologies Corporation

Date: September 30, 2020	By:	/s/ Brian A. Deck
	Name	Brian A. Deck
	Title	Interim President and Chief Executive Officer

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